Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

U.S.I. Holdings Corporation 914-749-8502 rschneider@usi.biz

U.S.I. Holdings Corporation Reports First Quarter Results and Other Matters

Highlights:

For the quarter ended March 31, 2005 as compared to the same quarter in the prior year:

•	Increased consolidated revenues 33.6% to $122.8 million, substantially all attributable to acquisitions

•	Grew consolidated commissions and fees organically by 1.6%

•	Closed the acquisitions of Summit Global Partners (“Summit”) and Patterson//Smith, expected to add $77 million in annualized revenues

•	Recorded $10.6 million of expenses, before taxes, related to the integration of Summit and our previously announced margin improvement plan

•	Announced the resignation of USI’s Chief Operating Officer, and recorded $1.6 million in expense under a separation agreement

•	Increased our term loan by $90 million under the same terms and conditions of the existing credit facility

•	Settled the remaining portion of our forward sale agreements by issuing 2,244,000 shares in exchange for proceeds of approximately $31.5 million

•	Sold the assets of two insurance brokerage operations classified in discontinued operations

Briarcliff Manor, NY, May 3, 2005 – U.S.I. Holdings Corporation (“USI”), (NASDAQ:USIH):

USI today reported financial results for the first quarter ended March 31, 2005. Certain amounts have been reclassified and presented in all periods as discontinued operations to reflect the decision announced in the fourth quarter of 2004 to sell three operations.

Revenues for the quarter increased $30.9 million, or 33.6%, to $122.8 million from $91.9 million in the comparable period in 2004. The increase reflects the impact on first quarter revenue of $29.9 million resulting from acquisitions completed in the last twelve months. On an organic basis, commissions and fees grew 1.6% for the quarter compared to the same period last year. Contingent commissions for the three months were $18.0 million, as compared to $13.5 million for the same period last year. The increase in contingent commissions is a result of acquisitions completed in the last twelve months.

Total expenses for the quarter ended March 31, 2005 increased by $37.9 million to $120.5 million, a 45.9% increase from $82.6 million in the comparable period in 2004. The increase in expense was primarily attributable to the impact of acquisitions and to $12.2 million in other expenses as further discussed below.

Expenses associated with the previously announced margin improvement plan: In the first quarter of 2005, the Company recorded an additional $2.5 million in expenses for employee severance and related benefits in connection with the margin improvement plan, expected to result in a decrease in pre tax compensation and benefits expense of approximately $1.0 million in 2005 and $2.0 million in 2006. There were no comparable expenses in the first quarter of 2004. The Company recorded expenses of $12.4 million in the fourth quarter of 2004, which is expected to generate cost savings of approximately $6.0 million, before taxes, in 2005.

Expenses associated with the restructuring of certain Summit sales professionals’ and executives’ employment agreements and executive severance: During the first quarter, the Company recorded expenses of $8.1 million related to the restructuring of certain Summit sales professionals’ and executives’ employment agreements. In exchange for cash and/or restricted stock consideration, existing employment agreements were amended to conform to USI’s standard compensation structure for sales professionals and regional executives. Additionally, in the first quarter, the Company recorded severance and related benefits of $1.6 million related to the resignation of USI’s Chief Operating Officer. There were no comparable expenses in the first quarter of 2004.

On December 20, 2004, USI announced that its Board of Directors had approved plans to sell three operations in its Insurance Brokerage and Specialized Benefits Services segments that had exhibited significant earnings volatility or did not fit with USI’s core business strategy. In the first quarter of 2005, the Company sold the assets of two of these operations. As a result of these transactions, USI recorded a $1.3 million gain on the sale of the discontinued operations. The Company received cash proceeds of $2.1 million and notes in a principal amount of $0.4 million.

Income from continuing operations before income tax expense for the quarter decreased $7.0 million to $2.3 million from $9.3 million in the first quarter of 2004. The decrease was principally due to the $12.2 million of expenses related to integration of Summit ($8.1 million), the margin improvement plan ($2.5 million) and USI’s Chief Operating Officer’s resignation ($1.6 million), a combined increase in interest and amortization expense of $2.7 million and a net increase in corporate expenses of $1.2 million related to legal fees and costs related to the previously disclosed insurance industry investigations and related claims and Sarbanes-Oxley 404 compliance, partially offset by the positive impact of acquisitions. Contingent commissions contributed approximately $18.0 million to income from continuing operations before income tax expense for the quarter, a $4.5 million increase over the $13.5 million of contingent commissions recorded in the first quarter of 2004. The increase in contingent commissions is a result of acquisitions completed in the last twelve months.

The income tax provision for the quarter was $1.0 million compared to $3.9 million for the comparable period in 2004. The income tax provision decreased due primarily to the decrease in income from continuing operations before income tax expense.

For the quarter ended March 31, 2005, income from continuing operations was $0.02 per share on a basic and diluted basis, respectively, as compared to $0.11 per share on a basic and diluted basis, respectively, for the comparable period in 2004.

Beginning in 2005, the Company began using Operating Income, which includes depreciation and excludes certain non operating or unusual charges, as its key measure for evaluating operating profitability and efficiency in lieu of earnings before interest, taxes, depreciation and amortization, or EBITDA. The reason for the change was to more closely align operating managements’ focus and incentives with elements that management believes drive shareholder value. Additionally, management believes that investors in its stock use Operating Income to compare USI’s ability to generate operating profits to its peers and for valuation purposes.

Operating margin (Operating Income as a percentage of revenues) for the quarter was 19.8% excluding the expense related to the resignation of the Company’s Chief Operating Officer, up from 17.9% for the same period in 2004. The increase for the quarter was due principally to the positive impact of the Company’s margin improvement plan and acquisitions, offset somewhat by the increase in corporate expenses.

During the first quarter, the Company raised an additional $90.0 million in senior bank debt and settled the remaining portion of its forward sale agreements by issuing 2,244,000 shares of common stock in exchange for proceeds of approximately $31.5 million. With the proceeds from these transactions, the Company repaid approximately $11.0 million in borrowings and used approximately $89.0 million to fund the Summit and Patterson//Smith acquisitions. As a result, total debt outstanding increased to $244.0 million, or 38.5% of total capitalization as of March 31, 2005, compared to 32.3% at December 31, 2004. The Company ended the quarter with approximately $38.5 million in cash and $28.2 million of availability on its revolving credit facility.

David L. Eslick, Chairman, President and CEO noted “We made a number of hard and significant decisions over the last couple of quarters, the results of which are evident in our first quarter results. Our focus on margin expansion, organic revenue growth and acquisitions, all had positive indicators for the quarter. Margins expanded as we began to see the impact of our efficiency initiatives. Organic revenue growth is showing the value in USI’s strategy of revenue diversification and our cross selling culture. We expect to see continued pressure on the property and casualty rate environment offset by continued strong employee benefits and worksite marketing organic growth. Finally, we achieved historic results in our acquisition strategy for the quarter, closing deals that will contribute approximately $80 million in annualized revenues. All of these results provide strong momentum towards achieving our target of 15% annual earnings growth.”

USI will hold a conference call and audio webcast to review the results at 8:30 AM (EST) on Wednesday, May 4, 2005. To access the audio webcast, please visit USI’s website at www.usi.biz on Wednesday May 4, 2005, and follow the link. To access the conference call, dial toll-free (800) 288-9626 or (612) 332-0932 for international callers, five minutes before the teleconference. A replay of the conference call will be available on the Investor Relations section of the USI website (www.usi.biz) or by dialing (800) 475-6701 and using access code 777884.

This press release contains certain statements relating to future results which are forward-looking statements within the meaning of that term as found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: USI’s ability to grow revenues organically and expand its margins; successful acquisition consummation and integration; errors and omissions claims; resolution of regulatory issues and other legal claims, including those related to compensation arrangements with insurance companies, the actual cost of resolution of contingent liabilities and passage of new legislation subjecting our business to regulation in jurisdictions where we operate; determinations of effectiveness of internal controls over financial reporting and disclosure controls and procedures; USI’s ability to attract and retain key sales and management professionals; USI’s level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, USI’s consolidated statements of operations for the three months ended March 31, 2005 and 2004.

About USI Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 80 offices in 18 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
	2005	2004
	(Amounts in Thousands, Except Per Share Data)
Revenues:
Commissions and fees	$122,153	$91,544
Investment income	664	361

Total Revenues	122,817	91,905

Expenses:
Compensation and employee benefits	81,540	54,591
Non-cash stock-based compensation	356	—
Other operating expenses	26,363	18,772
Amortization of intangible assets	6,827	5,295
Depreciation	2,343	2,078
Interest	3,100	1,899

Total Expenses	120,529	82,635

Income from continuing operations before income tax expense	2,288	9,270
Income tax expense	990	3,896

Income From Continuing Operations	1,298	5,374
Loss from discontinued operations, net	(323)	(247)

Net Income	$975	$5,127

Per Share Data - Basic and Diluted:
Basic:
Income from continuing operations	$0.02	$0.11
Loss from discontinued operations, net	—	—

Net Income Per Common Share	$0.02	$0.11

Diluted:
Income from continuing operations	$0.02	$0.11
Loss from discontinued operations, net	—	—

Net Income Per Common Share	$0.02	$0.11

Weighted-Average Number of Shares Outstanding:
Basic	53,928	46,795
Diluted	54,302	47,755

U.S.I. Holdings Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Dollars in Thousands, Except Per Share Data)
Assets
Current assets:
Cash and cash equivalents	$38,476	$2,886
Fiduciary funds—restricted	112,423	99,627
Premiums and commissions receivable, net of allowance for bad debts and cancellations of $5,651 and $4,762, respectively	194,055	202,448
Other	20,982	17,302
Deferred tax asset	21,209	10,287
Current assets held for discontinued operations	8,505	5,049

Total current assets	395,650	337,599

Goodwill	399,589	312,992

Expiration rights	298,624	239,717
Other intangible assets	50,704	46,659
Accumulated amortization	(177,453)	(170,626)

Expiration rights and other intangible assets, net	171,875	115,750

Property and equipment, net	25,489	24,692
Other assets	4,101	3,602
Other assets held for discontinued operations	5,203	5,435

Total Assets	$1,001,907	$800,070

Liabilities and Stockholders’ Equity
Current liabilities:
Premiums payable to insurance companies	$223,038	$226,748
Accrued expenses	79,932	48,203
Current portion of long-term debt	15,088	11,617
Other	19,655	14,782
Current liabilities held for discontinued operations	10,290	3,422

Total current liabilities	348,003	304,772

Long-term debt	228,907	144,707
Deferred tax liability	26,402	15,752
Other liabilities	7,630	6,745
Other liabilities held for discontinued operations	1,053	529

Total Liabilities	611,995	472,505

Commitments and contingencies

Stockholders’ equity:
Preferred stock—voting—par $.01, 87,000 shares authorized; no shares issued and outstanding	—	—
Common stock—voting—par $.01, 300,000 shares authorized; 56,465 and 51,453 shares issued, respectively	565	515
Common stock—non-voting—par $.01, 10,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	651,633	590,251
Accumulated deficit	(252,902)	(253,877)
Less treasury stock at cost, 310 and 283 shares, respectively	(4,264)	(3,943)
Less unearned compensation, restricted stock	(5,120)	(5,381)

Total Stockholders’ Equity	389,912	327,565

Total Liabilities and Stockholders’ Equity	$1,001,907	$800,070

U.S.I. Holdings Corporation and Subsidiaries

Calculation of Operating Income, Operating Margin and Income from Continuing Operations plus Amortization of Intangible Assets

	For the Three Months Ended March 31,
	2005			2004
	(Dollars in Thousands)
Revenues	$122,817			$91,905

Compensation and employee benefits (including $1.6 million executive severance) (c)	70,934			54,591
Non-cash stock-based compensation	356			—
Other operating expenses	26,369			18,772
Depreciation	2,343			2,078

Operating Income (a)	22,815	18.6	%(c)	16,464	17.9%

Amortization of intangible assets	6,827			5,295
Interest	3,100			1,899
Margin improvement plan expenses (d)	2,478			—
Acquisition integration expenses (d)	8,122			—

Income from continuing operations before income tax expense	2,288	1.9%		9,270	10.1%
Income tax expense	990			3,896

Income from continuing operations in accordance with GAAP	1,298			5,374
Addback: Amortization of intangible assets	6,827			5,295

Income from continuing operations plus amortization of intangible assets (b)	$8,125			$10,669

(a)	USI defines Operating Income as revenues, less compensation and employee benefits, stock-based compensation, other operating expenses and depreciation. Compensation and employee benefits and other operating expenses are adjusted to exclude expenses related to USI’s margin improvement plan and acquisition integration efforts which USI’s management does not consider indicative of the Company’s run-rate, or normal operating expenses. The margin improvement plan was announced in the fourth quarter of 2004 in order to reduce ongoing operating expenses. Acquisition integration expenses are incurred during integration of acquired companies. Neither margin improvement plan nor acquisition integration expenses are considered by management as representative of USI’s ongoing cost structure. USI presents Operating Income because management believes that it is a relevant and useful indicator of operating profitability. Management believes that Operating Income is relevant owing to USI’s leveraged approach to its capital structure and resulting significant amount of interest expense, USI’s accounting for all acquisitions using the purchase method of accounting and resulting significant amount of amortization of intangible assets and due to USI’s margin improvement and acquisition integration efforts. Additionally, management believes that investors in its stock use Operating Income to compare USI’s ability to generate operating profits with its peers and for valuation purposes.

Operating margin (Operating Income as a percentage of Revenues) is presented because management believes that it is a relevant and useful indicator of operating efficiency. USI uses Operating Income and Operating margin in budgeting and evaluating operating company performance. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.

(b)	USI presents Income from continuing operations plus amortization of intangible assets because management believes that it is a relevant and useful indicator of its ability to generate working capital. Management believes that income from continuing operations plus amortization of intangible assets is relevant owing to the significant amount of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. Additionally, management believes that investors in its stock use Income from continuing operations plus amortization of intangible assets to compare USI with its peers and for valuation purposes. This financial measure should not be considered as an alternative to other financial measures determined in accordance with GAAP.
(c)	Excluding $1.6 million of executive severance related to the resignation of USI’s Chief Operating Officer, Operating margin was 19.8%, compared 17.9% for the same period in 2004.
(d)	Amounts are included in compensation and employee benefits in the Consolidated Statements of Operations.

U.S.I. Holdings Corporation and Subsidiaries

Income from Continuing Operations plus Amortization of Intangible Assets, Excluding Identified

First Quarter Expenses (a)

Identified First Quarter Expenses:

On December 20, 2004, USI announced that its Board of Directors had approved a plan to take steps to reduce ongoing operating expenses. As a result of these actions, the Company recorded expenses of $2.5 million in the first quarter of 2005. The expenses were comprised of employee severance and related benefits. Additionally, in the first quarter of 2005, the Company recorded expenses of $8.1 and $1.6 million related to the acquisition of Summit and the resignation of USI’s Chief Operating Officer (collectively, “Identified First Quarter Expenses”).

	For the Three Months Ended March 31,
	2005 As Reported	Identified First Quarter Expenses	2005 Excluding Identified Expenses (a)
	(Dollars in Thousands)
Revenues	$122,817	$—	$122,817

Compensation and employee benefits	70,934	(1,552)	69,382
Non-cash stock-based compensation	356	—	356
Other operating expenses	26,369	—	26,369
Amortization of intangible assets	6,827	—	6,827
Depreciation	2,343	—	2,343
Interest	3,100	—	3,100
Margin improvement plan expenses (c)	2,478	(2,478)	—
Acquisition Integration expenses (c)	8,122	(8,122)	—

Total Expenses	120,529	(12,152)	108,377

Income from continuing operations before income tax expense	2,288	12,152	14,440
Income tax expense	990	5,153	6,143

Income From Continuing Operations	1,298	6,999	8,297
Addback: Amortization of intangible assets	6,827	—	6,827

Income from continuing operations plus amortization of intangible assets (b)	$8,125	$6,999	$15,124

Per Share Data - Diluted:
Income From Continuing Operations	$0.02	$0.13	$0.15
Addback: Amortization of intangible assets	0.13	—	0.13

Income from continuing operations plus amortization of intangible assets (b)	$0.15	$0.13	$0.28

(a)	USI presents Income from continuing operations plus amortization of intangible assets, excluding the impact of the Identified First Quarter Expenses because management believes that it is useful in understanding operating profitability compared to other periods presented. Additionally, management believes that investors in its stock use Income from continuing operations plus amortization of intangible assets, excluding the impact of the Identified First Quarter Expenses, to compare USI with its peers, for valuation purposes and as an indicator of operating performance. These financial measures should not be considered as an alternative to other financial measures determined in accordance with GAAP.
(b)	USI presents Income from continuing operations plus amortization of intangible assets on an absolute and fully diluted per share basis because management believes that it is a relevant and useful indicator of its ability to generate working capital. Management believes that income from continuing operations plus amortization of intangible assets on an absolute and fully diluted per share basis is relevant owing to the significant amount of amortization of intangible assets resulting from accounting for all acquisitions using the purchase method of accounting. Additionally, management believes that investors in its stock use Income from continuing operations plus amortization of intangible assets on an absolute and fully diluted per share basis to compare USI with its peers and for valuation purposes. This financial measure should not be considered as an alternative to other financial measures determined in accordance with GAAP.
(c)	Amounts are included in compensation and employee benefits in the Consolidated Statements of Operations.

U.S.I. Holdings Corporation and Subsidiaries

Calculation of Revenue Growth, excluding Net Acquired Businesses (Organic Growth/Decline)

	For the Three Months Ended March 31,
					Adjustment for Net Acquired Businesses	Organic Growth/ (Decline)
	Revenues		Change
	2005	2004	Amount	Percent
			(Dollars in Thousands)
Consolidated
Commissions and Fees - Property & Casualty	$61,148	$45,859	$15,289	33.3%	$(16,742)	-3.2%
Commissions and Fees - Benefits	42,159	31,058	11,101	35.7%	(8,451)	8.5%

Total Commissions and Fees	103,307	76,917	26,390	34.3%	(25,193)	1.6%

Contingents and Overrides	18,001	13,459	4,542	33.7%	(5,034)	-3.7%
Other Income	1,509	1,529	(20)	-1.3%	301	18.4%

Total Revenues	$122,817	$91,905	$30,912	33.6%	$(29,926)	1.1%

Insurance Brokerage
Commissions and Fees - Property & Casualty	$61,148	$45,859	$15,289	33.3%	$(16,742)	-3.2%
Commissions and Fees - Benefits	35,476	29,274	6,202	21.2%	(4,831)	4.7%

Total Commissions and Fees	96,624	75,133	21,491	28.6%	(21,573)	-0.1%

Contingents and Overrides	17,983	13,459	4,524	33.6%	(5,034)	-3.8%
Other Income	1,247	1,395	(148)	-10.6%	301	11.0%

Total Revenues	$115,854	$89,987	$25,867	28.7%	$(26,306)	-0.5%

Specialized Benefits Services
Commissions and Fees - Benefits	$6,683	$1,784	$4,899	274.6%	$(3,620)	71.7%
Contingents and Overrides	18	—	18	—	—	n/m
Other Income	2	1	1	—	—	100.0%

Total Revenues	$6,703	$1,785	$4,918	275.5%	$(3,620)	72.7%

Corporate
Other Income	$260	$133	$127	95.5%	$—	95.5%

Total Revenues	$260	$133	$127	95.5%	$—	95.5%